Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pioneer Southwest Energy Partners L.P. for the registration of common units and debt securities and to the incorporation by reference therein of:
(1)	our reports dated March 5, 2009, with respect to the consolidated financial statements of Pioneer Southwest Energy Partners L.P. and the consolidated balance sheet of Pioneer Natural Resources GP LLC included in Pioneer Southwest Energy Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission; and
(2)	our reports dated October 19, 2009, with respect to the supplemental consolidated financial statements of Pioneer Southwest Energy Partners L.P. and the supplemental consolidated balance sheet of Pioneer Natural Resources GP LLC included in the Current Report on Form 8-K of Pioneer Southwest Energy Partners L.P. dated October 19, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
October 19, 2009